Exhibit 10.2
GINKGO BIOWORKS HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(As Amended and Restated June 12, 2025 (the “Effective Date”))
Non-employee members of the board of directors (the “Board”) of Ginkgo Bioworks Holdings, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”), subject to the limitations set forth in the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company or Ginkgo Bioworks, Inc. and any Non-Employee Directors, except for equity compensation previously granted. The Board may permit Non-Employee Directors to elect to receive equity compensation in lieu of cash compensation.
CASH COMPENSATION
The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$45,000
Chair of the Board	$32,500
Lead Independent Director	$25,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Nominating and Corporate Governance Committee	$10,000
Member of Audit Committee (non-Chair)	$10,000
Member of Compensation Committee (non-Chair)	$7,500
Member of Nominating and Corporate Governance Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. In addition, the Annual Retainers will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.
EQUITY COMPENSATION
Subject to the limitations below, each Non-Employee Director shall be granted options to purchase shares of the Company’s Class A common stock (each, an “Option”) having an aggregate Grant Date Fair Value (as defined below) as set forth in the following table, with any partial shares that result being rounded down to the nearest whole share. The Options shall be granted under and subject to the terms and provisions of the Equity Plan and shall be subject to award agreements, including any exhibits attached to the award agreements, in substantially the forms previously approved by the Board.

Equity Award	Amount*
Initial Award
Initial Option	$500,000

Subsequent Award
Subsequent Option	$275,000

* For purposes of an equity award that is an Option, the amount shown in the table refers to the Grant Date Fair Value. “Grant Date Fair Value” shall mean, with respect to an Option, the per share fair value of the Option determined as of the Option’s date of grant by the Company’s Chief Accounting Officer or Chief Financial Officer using the Black-Scholes or another option pricing model and using as inputs into such model (i) the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s Class A common stock on the Option’s date of grant (which shall in no event be less than $8.00, regardless of the then-trading price of the Company’s Class A common stock) and (ii) such other assumptions as reasonably determined by the Chief Accounting Officer or Chief Financial Officer prior to the Option’s date of grant.
A. Initial Award. Each Non-Employee Director who is initially elected or appointed to the Board on or after the Effective Date shall receive the Initial Award on the date of such initial election or appointment. No Non-Employee Director shall be granted the Initial Award more than once.
B. Subsequent Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board as of the date of any annual meeting of the Company’s stockholders (the “Annual Meeting”) after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted the Subsequent Award on the date of such Annual Meeting. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting of the Company’s stockholders shall only receive the Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.
C. Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive the Initial Award, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Awards in accordance with the terms of this Program.
D. Terms of Awards Granted to Non-Employee Directors.

1.Exercise Price. The per-share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of the Company’s Class A common stock on the date the Option is granted.
2.Vesting.
a. Initial Award. Each Initial Option shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, such that the Initial Option shall be fully vested on the third anniversary of the date of grant. Vesting of the Initial Award is subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.
b. Subsequent Awards. Each Subsequent Award shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, such that the Subsequent Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.
c. Forfeiture of Awards. Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award that is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.
3.Term. The maximum term of each Option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the Option is granted.
TRAVEL EXPENSES
Non-Employee Directors will be reimbursed by the Company for reasonable travel and other expenses incurred in connection with the Non-Employee Director’s attendance at Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.
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